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                      January 4, 2023

       Fred Powell
       Chief Financial Officer
       LAVA Therapeutics N.V.
       520 Walnut St, Suite 1150
       Philadelphia, PA 19106

                                                        Re: LAVA Therapeutics
N.V.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 24,
2022
                                                            File No. 001-40241

       Dear Fred Powell:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences